Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-168204 on Form S-8 of our reports dated June 19, 2018 relating to the financial statements of Roadrunner Transportation Systems, Inc. and the effectiveness of Roadrunner Transportation Systems, Inc.’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of material weaknesses), appearing in the Annual Report on Form 10-K of Roadrunner Transportation Systems, Inc. for the year ended December 31, 2017.
/s/ Deloitte & Touche LLP
Chicago, Illinois
June 28, 2018